UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
BRUCE GALLOWAY
GARY L. HERMAN
SETH M. LUKASH
FRED ZEIDMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation.

On June 23, 2010, Strategic issued the following press release:

RiskMetrics Group Agrees With Strategic on the Need for Change on the Board of Directors of United American Healthcare Corporation

RiskMetrics Group Recommends Stockholders Vote the GOLD Proxy Card to Elect All Three Strategic Nominees - Gary L. Herman, Seth M. Lukash, and Fred Zeidman

Strategic Urges All Stockholders to Vote the GOLD Proxy Card Now to Support the Election of the Strategic Nominees

NEW YORK, June 23, 2010 (GLOBE NEWSWIRE) -- Strategic Turnaround Equity Partners, LP (Cayman) ("Strategic") and the other participants in the solicitation urge stockholders of United American Healthcare Corporation ("United" or the "Company) (Nasdaq:UAHC - News) to vote the Gold Proxy Card to elect its three highly qualified and experienced director nominees, Gary L. Herman, Seth M. Lukash, and Fred Zeidman, at the Company's 2009 annual meeting of stockholders scheduled to be held on June 29, 2010. Strategic and the other participants in this solicitation (collectively, the "Strategic Group" or "we") are the beneficial owners of an aggregate of 814,963 shares of common stock of United, representing approximately 9.98% of the outstanding shares of common stock of the Company.

Excerpts from RiskMetrics Group’s Analysis and Recommendation

RiskMetrics Group (“RMG”), the leading independent proxy voting advisory firm, has recommended the election of all three Strategic nominees.  In recommending that United stockholders vote on Strategic’s GOLD proxy card to elect all three Strategic nominees to the Board of Directors of United, RMG stated the following:

“In the case of the Voting and Standstill Agreement with St. George and Mr. Fife, the board's rationale was clearly inadequate.”

 “The dissidents have proposed aggressive plans to preserve capital and return cash to shareholders to prevent this scenario. While this is not a complete business plan in the ordinary sense, the fact that the company has no remaining operations – and is essentially a bank account – makes it a strong plan.”

On John Fife and the Pulse transaction

“In addition to the lack of disclosure, there appear to be of multiple conflicts of interest in both the specific transaction and the process that led up to the transaction.”

“In the case of the Voting and Standstill Agreement with St. George and Mr. Fife, the board's rationale was clearly inadequate.”

“Mr. Fife's role throughout the process is concerning. He is a significant shareholder of UAHC, but an even more significant shareholder of the target company – yet served as an advisor to the UAHC board in identifying potential merger candidates. The board did not take sufficient steps to ensure that the transaction was unconflicted.”

On RMG’s rationale for supporting the Strategic Nominees

“In short, the board's actions – in providing a lucrative settlement to one potential dissident at significant expense to all other shareholders, and then (on the advice of that individual) buying another company in which he was a 43% shareholder – raise significant concerns about its stewardship of shareholder assets. The dissident's campaign to replace three incumbent directors, therefore, appears to be a more prudent alternative than the re-election of the incumbent directors.”

Strategic nominee Gary Herman, stated, “We are pleased that RMG recommends for change on the United Board.  The Strategic nominees are committed to working productively with the other members of the Board to ensure the best interests of all stockholders are represented.”

Concluded Herman, “We thank stockholders who have already voted the GOLD proxy card for the Strategic nominees and urge all other stockholders to return the GOLD proxy card today to elect Strategic’s three highly-qualified director nominees.”

For information on how to vote your GOLD proxy card please contact our proxy solicitor, Okapi Partners, LLC at 1-877-285-5990 or 212-297-0720.

Contact:  Steven C. Balet – 212-297-0720